Exhibit 10.1           Employment Agreement With Gary Dodd

THIS AGREEMENT is made June 10th 2009, and retroactive to June 1st 2009 by and between Gary W Dodd hereinafter referred to as “executive,” and ZAP (Zero Air Pollution), hereinafter referred to as “company”.
IN CONSIDERATION of the mutual covenants contained herein, the mutual reliance of the parties thereon and the mutual benefits to be derived there from, the parties hereto hereby agree as follows:

1)
Executive shall be employed by the company in the capacity of PRESIDENT.  Executive shall have and exercise such duties, responsibilities, privileges, powers and authority as may be assigned to him by the Board of Directors and the Bylaws or Operating Agreement of the company. The duties and responsibilities of the President shall include, but shall not be limited to the overall planning and direction of the company’s engineering, product design and development, manufacturing and operations. In addition the President shall assist the Chief Executive Officer in the areas of finance, administration, internal and external relations including shareholder relations, marketing and other functions as appropriate and as requested.

2)
Executive shall receive a base salary of one hundred fifty thousand dollars ($150,000) per annum, payable  $100,000.00  in cash salary and $50,000.00 of ZAP stock in substantially equal semimonthly installments, commencing on June 1, 2009. Additionally Gary Dodd will receive 150,000 ESOP annually and a one time signing bonus of 1 million ESOP from ZAP treasury.    The term of the executive’s employment shall extend for a period of 18 months, from June 1, 2009 unless terminated sooner as described in paragraphs eight or nine.

3)
Executive shall be eligible to participate  in normal health, medical, and life insurance benefits; retirement benefits; profit-sharing, employee stock option and stock bonus programs, and any other compensation, benefit or incentive payment that the Board of Directors may approve.

4)
Executive is hereby authorized to incur reasonable expenses in conducting his responsibilities. Upon presentation of receipts thereof, the company shall promptly reimburse executive for all expenses, including entertainment, travel and miscellaneous other expenses reasonably incurred in the performance of his duties as President of the company.

5)
All data or information concerning the business activities and trade secrets of company which executive has or may acquire in connection with or as a result of the performance of services for company, shall be kept secret and confidential by executive.  This covenant of confidentiality shall extend beyond the term of this agreement and shall survive the expiration of this agreement for a period of 5 years.

6)
Executive agrees that during the term of this agreement and for twelve months after its expiration he shall not engage in any business which is directly competitive to the business conducted by company.

7)
Should company request executive to resign, executive will do so promptly upon receipt of a lump sum payment equal to the balance of monthly salary for the remaining term of the agreement, plus stock earned , plus any bonuses accrued, as severance pay. This amount will be reduced to 50% upfront or continuing payments should the term be extended.

8)
It is understood and agreed that, should any portion of any clause or paragraph of this agreement be deemed too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and executive hereby consents and agrees that such scope may be modified accordingly in any proceeding brought to enforce such restriction.  Further, it is agreed that, should any provision in the agreement be entirely unenforceable, the remaining provisions of the agreement shall not be affected thereby.

9)
All rights and obligations of company hereunder shall extend to its successors and assigns.  If company shall at any time be merged or consolidated into or with any other corporation or entity or if substantially all of the assets of company are transferred to another corporation or entity, the provisions of this Agreement shall survive any such transaction and shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation of the corporation to which such assets will be transferred, and this provision shall also apply in the event of any subsequent merger, consolidation or transfer.  Company, upon the occasion of any of the above-described transactions, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of executive shall be paid and that the provisions of the paragraph shall be performed.

10)	This agreement shall be governed by, and construed under and in accordance with, the laws of the State California

11)
This agreement shall be binding upon and inure to the benefit of the executive, his heirs, executors, and administrators, and shall be binding upon and inure to the benefit of company and its successors and assigns, including without limitation, any person, foreign corporation, or other business of company.

12)	Mr. Steve Schneider, CEO of the company, represents and warrants that he has the required authorization to execute this agreement on behalf of company. Subject to board approval of all equity issues.

13)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14)
This agreement contains all the terms, condition, and promises of the parties hereto.  No modification or waiver of this agreement, or of any provision thereof, shall be valid or binding, unless in writing and executed by both of the parties hereto.  No waiver by either party or any breach of any term or provision of this agreement shall be construed as a waiver of any succeeding breach of the same or any other term or provision.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals on the date first hereinabove written.

/s/ Gary Dodd By Gary W. Dodd, Executive	DATE: June 10, 2009

/s/ Steve Schneider ZAP (Zero Air Pollution) By Steve Schneider, CEO	DATE: June 10, 2009